Exhibit 99.2

News Release

Wabtec Shareholders Approve Proposals

At Annual Meeting; Company Announces

2-For-1 Stock Split, 60% Dividend Increase

WILMERDING, PA, May 14, 2013 – Shareholders of Wabtec Corporation (NYSE: WAB) today approved the company’s proposals at its annual meeting, and the company’s Board of Directors approved a two-for-one stock split and a 60 percent dividend increase.

The stock split will be in the form of a 100 percent stock dividend, to be paid June 11, 2013 to shareholders of record June 3, 2013. Shareholders will receive one additional share of Wabtec common stock for each share they own on the record date. The company expects its common stock to begin trading at the split-adjusted price on June 12, 2013.

The board also increased Wabtec’s quarterly, split-adjusted dividend by 60 percent, to 4 cents per share, compared to an equivalent dividend of 2.5 cents per share prior to the split. The new dividend is payable Aug. 30, 2013 to shareholders of record Aug. 16, 2013. This is the third consecutive year the board has increased Wabtec’s dividend.

Albert J. Neupaver, Wabtec’s chairman and chief executive officer, said: “We believe our current financial performance and future outlook provides the company with ample financial strength to return a higher portion of our cash flow to shareholders while we continue to invest in growth opportunities around the world. In addition, we think the stock split will improve its liquidity and marketability.”

Also today, at the company’s annual meeting in Pittsburgh Wabtec shareholders elected three directors to three-year terms and approved other company proposals. Directors elected were: Robert J. Brooks, William E. Kassling, and Neupaver.

Shareholders also voted to amend Wabtec’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock, ratified the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the 2012 fiscal year and approved a non-binding proposal relating to executive compensation.

Wabtec Corporation is a global provider of value-added, technology-based products and services for rail and industrial markets. Through its subsidiaries, the company manufactures a range of products for locomotives, freight cars and passenger transit vehicles. The company also builds new switcher and commuter locomotives, and provides aftermarket services. The company has facilities located throughout the world.

Tim Wesley	Phone: 412.825.1543	Wabtec Corporation
	E-mail: twesley@wabtec.com	1001 Air Brake Avenue
	Website: www.wabtec.com	Wilmerding, PA 15148